Exhibit 99.1

LAZYDAYS COMPLETES LIQUIDITY ENHANCING TRANSACTIONS

Transactions to generate $14 million of liquidity and reduce non-floorplan indebtedness by $15 million

Continues to focus on strengthening the balance sheet in support of long-term stability, improving operational performance of dealerships, and strategically divesting non-core assets

TAMPA, Fla., June 17, 2025 /PRNewswire/ -- Lazydays Holdings, Inc.  (“Lazydays” or the “Company”) (NasdaqCM: GORV) today announced that it has executed amendments and waivers with its credit facility lender syndicate led by M&T Bank and its mortgage lender, an affiliate of Coliseum Capital Management, that will help to enhance the Company’s liquidity position and further fortify its financial foundation.

Under the terms of the transactions, Lazydays will retain approximately $14 million of proceeds resulting from its divestures of certain non-core dealerships and associated real estate, and repay approximately $15 million in non-floorplan indebtedness, reducing non-floorplan indebtedness to approximately $44 million and meaningfully lowering interest expense.

The contributing divestitures are as follows:

●	Divestiture of dealership in Mesa, AZ, which closed on May 30, 2025;
●	Divestiture of dealership and related real estate in Fort Pierce, FL, which closed on June 6, 2025;
●	Divestiture of dealership in Longmont, CO, which closed on June 13, 2025; and
●	Divestiture of dealership and related real estate in Las Vegas, NV, which is expected to close later this week.

Ron Fleming, CEO of Lazydays, commented, “We are pleased to have reached these agreements with our lenders, which collectively provide Lazydays with a meaningfully enhanced liquidity position and greater flexibility to advance our turnaround strategy. As we continue to work towards building a more resilient Company, our focus remains on revitalizing our core dealership operations, while streamlining our footprint and reducing debt through the sale of non-core assets. We are thankful to our lenders for their ongoing support as we work to achieve these objectives.”

Stoel Rives LLP served as legal counsel, and Miller Buckfire, a Stifel Company, and CR3 Partners served as financial advisor to Lazydays and its Board of Directors in connection with these transactions.

For further information regarding Lazydays’ recent credit agreement and mortgage amendments and waivers, see the Company’s Form 8-K filed with the SEC today. For further information regarding the announcement of these divestitures, see the Company’s Form 8-Ks filed with the SEC on May 9, 2025 and May 23, 2025.

About Lazydays

Lazydays has been a prominent player in the RV industry since our inception in 1976, earning a stellar reputation for delivering exceptional RV sales, service, and ownership experiences. Our commitment to excellence has led to enduring relationships with RVers and their families who rely on us for all of their RV needs.

Our wide selection of RV brands from top manufacturers, state-of-the-art service facilities, and an extensive range of accessories and parts ensure that Lazydays is the go-to destination for RV enthusiasts seeking everything they need for their journeys on the road. Whether you’re a seasoned RVer or just starting your adventure, our dedicated team is here to provide outstanding support and guidance, making your RV lifestyle truly extraordinary.

Lazydays is a publicly listed company on the Nasdaq stock exchange under the ticker “GORV.”

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future financing transactions and business strategy, and often contain words such as “prospect,” “future,” “project,” “outlook,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “may,” “seek,” “would,” “should,” “likely,” “goal,” “strategy,” “future,” “maintain,” “continue,” “remain,” “target” or “will” and similar references to future periods. Examples of forward-looking statements in this press release include, among others, the benefits of the transactions described herein, the future financial performance of the Company following such transactions and the potential future closing of its divesture in Las Vegas, NV.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events that depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements in this press release. The risks and uncertainties that could cause actual results to differ materially from estimated or projected results include, without limitation, future economic and financial conditions (both nationally and locally), changes in customer demand, our relationship with, and the financial and operational stability of, vehicle manufacturers and other suppliers, risks associated with our indebtedness (including our ability to obtain further waivers or amendments to credit agreements, the actions or inactions of our lenders, available borrowing capacity, our compliance with financial covenants and our ability to refinance or repay indebtedness on terms acceptable to us), acts of God or other incidents which may adversely impact our operations and financial performance, government regulations, legislation and others set forth throughout under the headers “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in the notes to our financial statements, in our most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and from time to time in our other filings with the U.S. Securities and Exchange Commission. We urge you to carefully consider this information and not place undue reliance on forward-looking statements. We undertake no duty to update our forward-looking statements, which are made as of the date of this release.

Contact

investors@lazydays.com